Exhibit 99.1

Anixter International to Release First Quarter 2015 Financial Results
and Host Investor Conference Call on Tuesday, April 28, 2015

Glenview, IL, (BusinessWire) April 14, 2015 - Anixter International Inc. (NYSE: AXE) will release its first quarter 2015 results on Tuesday, April 28, 2015, before the opening of the New York Stock Exchange.

As a result of the previously announced sale of Anixter’s OEM Supply (“Fasteners”) segment, this segment will be classified as an “Asset Held for Sale.” The segment is expected to deliver estimated sales of $245 - 250 million and estimated operating profit of $11 - 12 million in Q1 2015; however, these results will be reported as “Discontinued Operations.” Further detail, including restated prior period financial results reflecting this reclassification, the related impact on stranded corporate costs and a reclassification of our segment results between ECS and W&C in conjunction with the integration of Tri-Ed, will be made available on our investor relations website by April 17, 2015.

The company will host a conference call to discuss Anixter’s first quarter 2015 results and financial details of the OEM Supply transaction beginning at 9:30 a.m. central time. The call will be available as a live audio webcast and can be accessed at the investor relations portion of Anixter’s website at www.anixter.com/investor.

Dial-in numbers for the call are as follows:

U.S. / Canada toll-free dial-in:	(719) 325-2281
International dial-in:	(888) 437-9445
Passcode:	655 0853

A replay of the call will be available at www.anixter.com/investor for 15 days following the call.

About Anixter
Anixter International is a leading global distributor of enterprise cabling and security solutions, electrical and electronic wire and cable, and OEM supply fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs 2) approximately 525,000 products and $1 billion in inventory 3) approximately 260 warehouses with 7.5 million square feet of space and 4) locations in over 280 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Investor Contacts

Lisa Micou Meers, CFA
Vice President - Investor Relations
(224) 521-8895

Additional information about Anixter is available at anixter.com

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